EXHIBIT 5.1
May 21, 2010
Doral Financial Corporation
1451 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717
Re: Registration Statement on Form S-1
Ladies and Gentlemen:
     I am Executive Vice President, General Counsel and Corporate Secretary of Doral Financial Corporation, a Puerto Rico corporation (the “Company”), and, as such, I have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-1 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 93,504,020 shares of the Company’s common stock, $0.01 par value per share (the “Securities”). All of the Securities are being registered on behalf of selling securityholders of the Company (the “Selling Securityholders”).
     I have examined and reviewed only such documents and corporate records, certificates of public officials and other instruments as I have deemed necessary or appropriate for the purpose of rendering the opinions set forth herein. I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to me as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.
     Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, I am of the opinion that the Securities have been duly authorized and validly issued, and are fully paid and non-assessable.
     I am admitted to practice in the Commonwealth of Puerto Rico. This opinion is limited to the laws of that Commonwealth, and the federal laws of the United States of America, and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction. Further, this opinion is based solely upon existing laws, rules and regulations, and I undertake no obligation to advise you of any changes that may be brought to my attention after the date hereof. This opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to me under the caption “Legal Matters” in the Prospectus. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted thereunder.

Sincerely,
By:	/s/ Enrique R. Ubarri
Enrique R. Ubarri
Executive Vice President General Counsel and Corporate Secretary Doral Financial Corporation